Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2007 FINANCIAL RESULTS

Net product sales increased 48% over 2006 to $701 million

San Diego, CA — January 28, 2008 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2007. The Company reported total revenue of $222.0 million for the quarter ended December 31, 2007, which includes net product sales of $194.7 million. Net loss was $76.9 million, or $0.57 per share for the quarter ended December 31, 2007. Net loss for the quarter ended December 31, 2007 includes a full year non-cash expense of approximately $17 million associated with the adoption of an employee stock ownership plan (ESOP). The Company reported total revenue of $781.0 million for the year ended December 31, 2007, which includes net product sales of $701.5 million. Net loss for the year ended December 31, 2007 was $211.1 million, or $1.59 per share. At December 31, 2007 the Company held cash, cash equivalents and short-term investments of approximately $1.1 billion.

“BYETTA and SYMLIN continued to experience growth in physician adoption and prescriptions, generating net product sales of over $700 million. In addition, we announced positive clinical data from our key development programs, including exenatide once weekly, BYETTA monotherapy, and our pramlintide-metreleptin obesity program,” said Daniel M. Bradbury, President and Chief Executive Officer of Amylin Pharmaceuticals. “For 2008, we remain confident in prospects for the continued growth of BYETTA and SYMLIN and we have aggressive development plans for the year. These plans balance investments across opportunities in the near, mid and long-term and include the completion of our Ohio manufacturing facility, a strong clinical program to expand and enhance the profile of exenatide once weekly, the advancement of our obesity program, and continued investments in discovery research.”

Quarter ended December 31, 2007

Net product sales of $194.7 million for the quarter include sales of $176.3 million for BYETTA® (exenatide) injection and $18.4 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $150.6 million, consisting of $137.0 million for BYETTA and $13.6 million for SYMLIN for the same period in 2006.

Revenue under collaborative agreements was $27.3 million for the quarter ended December 31, 2007, compared to $12.8 million for the same period in 2006. The increase reflects higher cost-sharing payments from Lilly and Company to equalize development expenses for BYETTA and exenatide once weekly.

The Company’s results for quarter ended December 31, 2007 includes $17 million in full year non-cash expense associated with the adoption of an ESOP of which $10 million is included in selling general and administrative expenses and $7 million is included in research and development expenses. The adoption of the ESOP represents a change in the composition of the Company’s equity compensation.

Selling, general and administrative expenses increased to $122.4 million for the quarter ended December 31, 2007, compared to $89.6 million for the same period in 2006. The increase primarily reflects increased promotional expenses for BYETTA and SYMLIN and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $83.9 million for the quarter ended December 31, 2007, compared to $66.2 million for the same period in 2006. The increase primarily reflects costs associated with the development of exenatide once weekly, including manufacturing scale-up.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $78.6 million for the quarter ended December 31, 2007, compared to $63.8 million for the same period in 2006.

Net loss was $76.9 million, or $0.57 per share, for the quarter ended December 31, 2007, compared to a net loss of $58.4 million, or $0.45 per share, for the same period in 2006.

Fourth quarter highlights

Highlights of Amylin’s fourth quarter include the following:

•                  Positive results from a 24-week study of monotherapy, or stand alone, BYETTA in drug naïve patients with type 2 diabetes. The Company plans for a regulatory submission for a monotherapy indication to the U.S. Food and Drug Administration, or FDA, in the first half of 2008.

•                  Positive results from a 30-week comparator study of exenatide once weekly injection and BYETTA taken twice daily in patients with type 2 diabetes. The Company anticipates a regulatory submission to the FDA by the end of the first half of 2009.

•                  Positive results from a 24-week proof-of-concept study with the combination treatment of pramlintide, an analog of human amylin, and metreleptin, an analog of human leptin in overweight or obese subjects, validating the Company’s novel integrated neurohormonal treatment of obesity (INTO) strategy. The Company plans for additional clinical development in 2008, including the initiation of a Phase 2B study.

Year ended December 31, 2007

Total revenue for the year ended December 31, 2007 was $781.0 million. This includes net product sales of $701.5 million, consisting of $636.0 million for BYETTA and $65.5 million for SYMLIN. This compares to total revenue of $510.9 million for the same period in 2006, including net product sales of $474.0 million consisting of $430.2 million for BYETTA and $43.8 million for SYMLIN.

Revenues under collaborative agreements were $79.5 million for the year ended December 31, 2007, compared to $36.8 million for the same period in 2006. The increase reflects higher cost-sharing payments to equalize development expenses for BYETTA and exenatide once weekly and $15 million in milestones associated primarily with the launch of BYETTA in the European Union during the second quarter of 2007.

Selling, general and administrative expenses increased to $391.0 million for the year ended December 31, 2007, compared to $282.0 million for the same period in 2006.  The increase reflects increased promotional expenses for BYETTA and SYMLIN, costs associated with the Company’s expanded field force, and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $276.6 million for the year ended December 31, 2007 compared to $222.1 million for the same period in 2006. The increase primarily reflects costs associated with the development of exenatide once weekly.

Collaborative profit sharing, which represents Lilly’s 50% share of BYETTA gross margin, was $290.9 million for the year ended December 31, 2007 compared to $194.2 million for the same period in 2006.

Net loss for the year ended December 31, 2007 was $211.1 million, or $1.59 per share, compared to $218.9 million, or $1.78 per share for the same period in 2006.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m. PT. The call will be webcast live through Amylin’s corporate website, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s President and Chief Executive Officer will lead the call. During the call, the Company plans to provide further details underlying its fourth quarter and 2007 financial results, and information regarding guidance for 2008 operations. For those without access to the Internet, the live call may be accessed by phone by calling (800) 901-5231 (domestic) or (617) 786-2961 (international), passcode 53471601. A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 32667415.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California with over 1,900 employees nationwide. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that the FDA may not approve the Company’s sNDAs or product candidates; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

(financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues:
Net product sales	$194,719	$150,581	$701,450	$474,038
Revenues under collaborative agreements	27,319	12,782	79,547	36,837
Total revenues	222,038	163,363	780,997	510,875

Costs and expenses:
Cost of goods sold	22,135	11,136	65,457	50,073
Selling, general and administrative	122,356	89,562	390,982	281,950
Research and development	83,888	66,167	276,600	222,053
Collaborative profit sharing	78,606	63,809	290,934	194,191
Total costs and expenses	306,985	230,674	1,023,973	748,267

Operating loss	(84,947)	(67,311)	(242,976)	(237,392)

Make-whole payment on debt redemption	—	—	—	(7,875)
Interest and other income, net	8,006	8,890	31,840	26,411

Net loss	$(76,941)	$(58,421)	$(211,136)	$(218,856)

Net loss per share - basic and diluted	$(0.57)	$(0.45)	$(1.59)	$(1.78)

Shares used in computing net loss per share - basic and diluted	134,896	130,312	132,621	122,647

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$1,130,415	$767,331
Accounts receivable, net	73,579	58,089
Inventories, net	100,214	59,299
Other current assets	32,100	22,098
Property and equipment, net	390,301	146,779
Other assets	47,602	6,790
Total assets	$1,774,211	$1,060,386

Liabilities and stockholders’ equity
Current liabilities	$287,284	$203,887
Other liabilities, net of current portion	34,109	21,208
Long-term debt	900,000	200,000
Stockholders’ equity	552,818	635,291
Total liabilities and stockholders’ equity	$1,774,211	$1,060,386

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CONTACT:

Mark G. Foletta

Senior Vice President, Finance and Chief Financial Officer

(858) 552-2200

www.amylin.com